Exhibit 10.2

March 15, 2011

Mr. Shay Torton
[address omitted]

Dear Shay:

As discussed, the position of Senior Vice President, Global Operations will be moved to Singapore, effective April 1, 2011, as part of the headquarters move to Singapore.  Your last day of employment with Kulicke and Soffa Industries, Inc. (the “Company”) will be June 30, 2011 (“Termination Date”).  From April 1, 2011 until your Termination Date, you will be Senior Vice President reporting to the President and Chief Executive Officer of the Company, responsible for (i) transition of the Senior Vice President, Global Operations role to your successor in Singapore, and (ii) overseeing the completion of the transfer of wedge bonder manufacturing from Irvine, California to Malaysia and Singapore.  The Company will pay you severance in an amount equal to eighteen (18) months base pay, subject to the following conditions:  (i) execution by you of a general release in favor of the Company and its affiliates; (ii) you are not terminated for Cause (as defined in the Company’s Executive Severance Policy) before the Termination Date; and (iii) you do not voluntarily terminate your employment before the Termination Date.

Severance will be paid as follows:  (i) six (6) months after the Termination Date, six (6) months base salary payable in a lump sum, and (ii) twelve (12) months base salary in the form of salary continuation, payable during the period beginning six (6) months after the Termination Date and ending eighteen (18) months after the Termination Date.

You will be eligible for the executive incentive compensation plan bonus for the quarter ending April 2, 2011, notwithstanding the fact that your Termination Date is June 30, 2011.

If you remain employed by the Company until the Termination Date, you will be eligible to retire under all applicable Company equity incentive compensation plans

You will also be eligible to participate in the Company’s benefit programs during your severance period on the same terms as when you were an active employee, as more fully described on Exhibit A to this Letter Agreement.

If you relocate to Israel within fourteen (14) months after your Termination Date, the Company will reimburse you for the cost of relocating you, your family and your household and personal possessions to Israel.

March 15, 2011

The severance arrangements, payments and benefits set forth in this Letter Agreement are in lieu of and not in addition to any other payments and benefits set forth in any policy or practice of the Company or any of its direct or indirect subsidiaries or in any other agreement between you and the Company or any direct or indirect subsidiary of the Company.  All other letter agreements or other arrangements or commitments between you and the Company or between you and any of the Company’s subsidiaries concerning termination of employment are terminated and superseded by this Letter Agreement.

Very truly yours,

/s/ David J. Anderson
David J. Anderson
Vice President and General Counsel

Accepted and Agreed:

/s/ Shay Torton
Shay Torton